BMC Stock Holdings, Inc. Appoints Cory J. Boydston to its Board of Directors

Atlanta, GA – March 20, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products and services in the U.S. residential construction market, today announced the appointment of Cory J. Boydston to the Company’s Board of Directors, effective immediately. Mrs. Boydston will be a member of the Company’s audit committee.

Mrs. Boydston, 58, currently serves as Chief Financial Officer of Ashton Woods USA L.L.C., the third largest private homebuilder in the United States. Previously, from 2008 to 2009, Mrs. Boydston served as Senior Vice President, Chief Financial Officer and Partner at Starwood Land Ventures, LLC. Prior to her time there, Mrs. Boydston served two decades in a variety of leadership positions at two large US public homebuilders, including 10 years as Senior Vice President, Finance and Treasury, at Beazer Homes USA, Inc. and 10 years at Lennar Corporation, where she served in several financial roles, including Chief Financial Officer and Corporate Controller. Mrs. Boydston is a Certified Public Accountant and earned a B.S. in Accounting from Florida State University.

“I am very pleased to welcome Mrs. Boydston to our Board,” stated David Bullock, Chairman of BMC’s Board of Directors. “Cory will provide valuable insight through her customer-oriented perspective and significant industry leadership experience. We look forward to her contributions to the Board as we continue to diligently oversee the execution of the Company’s strategy and as we continue to conduct an extensive search for a new Chief Executive Officer to lead BMC in its next chapter of growth.”

“I am honored to accept this opportunity to serve on the Board of BMC,” said Mrs. Boydston. “I have long admired BMC’s commitment to helping its customers be successful, the accomplishment of which is reflected in the strength of its market position. I look forward to working alongside my fellow directors and the management team as BMC continues to capitalize on this exciting and productive time in the homebuilding and related building products space.”

About BMC Stock Holdings, Inc.
With $3.4 billion in 2017 net sales, BMC is one of the leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228